EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-182832 on Form S-3, and in Registration Statement Nos. 333-76420, 333-99049, 333-125206, 333-130685, 333-164614, and 333-167770 on Form S-8 of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedules of TrueBlue, Inc. and the effectiveness of TrueBlue, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 28, 2012.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 21, 2013